Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Zoltek Corporation	Missouri
Zoltek Properties, Inc.	Missouri
Engineering Technology Corporation	Missouri
Zoltek Zrt.	Hungary
Zoltek de Mexico SA de CV	Mexico
Zoltek de Occidente SA de CV	Mexico